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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-130438 of our report dated March 12, 2004 (August 13, 2004, as to Note 3), relating to the 2003 and 2002 consolidated financial statements of Bay View Capital Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) changes in the basis of accounting on September 30, 2002 and on October 1, 2003, (ii) the adoption of Statement of Financial Accounting Standards No. 142, and (iii) the restatement described in Note 3), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

San Francisco, California

February 13, 2006